UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GENERAL COMMUNICATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	92-0072737
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2550 Denali Street Suite 1000 Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Class A-1 common stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-219619 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant’s Securities to be Registered.

The security to be registered hereby is the Class A-1 common stock, no par value (the “GCI Liberty Class A-1 Common Stock”) of General Communication, Inc. (to be named “GCI Liberty, Inc.” upon the effectiveness of the Restated Articles (as defined below)) (the “Registrant” or “GCI Liberty”).

Reference is made to (i) Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-229619), which was filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2017 and declared effective by the SEC on December 28, 2017 (the “Registration Statement”), and (ii) the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among the Registrant, Liberty Interactive Corporation, a Delaware corporation (“Liberty”), and Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Liberty (“LI LLC”) (as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, by and among the Registrant, Liberty, and LI LLC, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, by and among the Registrant, Liberty, and LI LLC, and as may be further amended or supplemented, the “Reorganization Agreement”).  The Registration Statement relates to, among other things, the reclassification of the Registrant’s Class A common stock, no par value, into the GCI Liberty Class A-1 Common Stock in accordance with the terms of the Reorganization Agreement (the “Reclassification”).  The Registrant has been informed that the GCI Liberty Class A-1 Common Stock will trade under the symbol “GNCMA”.

A description of the GCI Liberty Class A-1 Common Stock as set forth in the Registrant’s Amended and Restated Articles of Incorporation to be in effect at the time of the Reclassification (the “Restated Articles”) and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) is set forth below.  Such description is qualified in its entirety by reference to the full text of the Restated Articles, a form of which is filed as Exhibit 3.1 to this Registration Statement on Form 8-A, and the full text of the Bylaws, which is filed as Exhibit 3.2 to this Registration Statement on Form 8-A.

GCI Liberty Class A-1 Common Stock

Authorized Capital Stock

GCI Liberty is authorized to issue up to 100 million shares of GCI Liberty Class A-1 Common Stock.

Voting Rights

Holders of shares of GCI Liberty Class A-1 Common Stock are entitled to one vote for each share of such stock held and holders of shares of Class B-1 common stock, no par value (the “GCI Liberty Class B-1 Common Stock”) are entitled to ten votes for each share of such stock held.

Until the Mandatory Conversion Time (as defined below), except as otherwise required by Alaska law, the Restated Articles, or the terms of any series of preferred stock, the holders of shares of GCI Liberty Class A-1 Common Stock, GCI Liberty Class B-1 Common Stock, and each series of preferred stock that is designated as a voting security will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the shareholders.

Conversion at Option of Holder

Each share of GCI Liberty Class B-1 Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A-1 Common Stock.

Shares of GCI Liberty Class A-1 Common Stock are not convertible at the option of the holder.

Mandatory Conversion

From the effective time of the Reclassification to the effective time of the Auto Conversion (as defined in the Reorganization Agreement) (the “Mandatory Conversion Time”), shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be the only issued and outstanding shares of capital stock of GCI Liberty.

Upon the Mandatory Conversion Time, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will be converted automatically into (i) 0.63 of a share of Class A Common Stock, no par value (the “GCI Liberty Class A Common Stock”), and (ii) 0.20 of a share of Series A Cumulative Redeemable Preferred Stock (the “GCI Liberty Preferred Stock”) (in each case, subject to adjustment pursuant to the Reorganization Agreement).  Following the Mandatory Conversion Time, GCI Liberty cannot issue any shares of GCI Liberty Class A-1 Common Stock or GCI Liberty Class B-1 Common Stock or securities convertible into or exchangeable for any such shares.

Redemption

GCI Liberty may redeem and otherwise buy back a portion or all of the shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock as allowed by the Alaska Corporations Code (the “ACC”) and at the discretion of the GCI Liberty board of directors (the “GCI Liberty Board”).

Dividends and Share Distributions

The ACC generally provides that, subject to any restrictions contained in the corporation’s articles of incorporation, a corporation may not declare and pay distributions, whether by way of dividend or otherwise, unless the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution; or immediately after giving effect to the distribution the (i) sum of the assets of the corporation, exclusive of goodwill, capitalized research and development expenses, evidences of debts owing from directors or officers or secured by the corporation’s own shares, and deferred charges, would be at least equal to one and one-fourth times its liabilities, not including deferred taxes, deferred income, and other deferred credits; and (ii) current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to one and one-fourth its current liabilities.

All decisions regarding the payment of dividends and share distributions on the shares of GCI Liberty Common Stock (as defined below) by GCI Liberty will be made by the GCI Liberty Board, from time to time, in accordance with applicable law after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit payment of dividends.

Liquidation and Dissolution

The ACC provides that a corporation may voluntarily dissolve if approved by (i) two-thirds or more of the shares of the corporation entitled to vote, unless any class of shares is entitled to vote as a class, in which case the election is adopted upon receiving the affirmative vote of two-thirds or more of the shares of each class entitled to vote as a class and of two-thirds or more of the shares entitled to vote; or (ii) by an action taken by the shareholders, without a meeting, by written consent signed by all shareholders entitled to vote. The GCI Liberty Board may elect to dissolve GCI Liberty if GCI Liberty (A) has been determined to be bankrupt, (B) disposed of all of its assets and not conducted business for a period of 5 years immediately preceding the adoption of the resolution or (C) issued no shares.

In the event of a liquidation, dissolution or winding up of GCI Liberty, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of GCI Liberty and subject to the payment in full of the preferential or other amounts to which any series of preferred stock are entitled, the holders of shares of GCI Liberty Common Stock will share equally, on a share for share basis, in the assets of GCI Liberty remaining for distribution to the holders of shares of GCI Liberty Common Stock.

Description of Other Provisions of the Restated Articles

Authorized Share Capital

GCI Liberty is authorized to issue 1.72 billion shares of capital stock consisting of (i) 100 million shares of GCI Liberty Class A-1 Common Stock, (ii) 10 million shares of GCI Liberty Class B-1 Common Stock, (iii) 500 million shares of GCI Liberty Class A Common Stock, (iv) 20 million shares of Class B Common Stock, no par value (the “GCI Liberty Class B Common Stock”), (v) 1.04 billion shares of Class C Common Stock, no par value (the “GCI Liberty Class C Common Stock”, and together with the GCI Liberty Class A-1 Common Stock, the GCI Liberty Class B-1 Common Stock, the GCI Liberty Class A Common Stock and the GCI Liberty Class B Common Stock, the “GCI Liberty Common Stock”, and the GCI Liberty Common Stock, together with the GCI Liberty Preferred Stock, the “GCI Liberty Capital Stock”), and (vi) 50 million shares of preferred stock, of which (A) 7.5 million shares are designated GCI Liberty Preferred Stock, and (B) 42.5 million shares are undesignated as to series.

Voting Rights

Holders of shares of GCI Liberty Class A Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Liberty Class B Common Stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of shareholders. Holders of shares of GCI Liberty Class C Common Stock are not entitled to any voting powers, except as otherwise required by Alaska law. When so required, holders of shares of GCI Liberty Class C Common Stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of GCI Liberty Preferred Stock are entitled to one-third of a vote per share for each share of such stock held, subject to adjustment in accordance with the Restated Articles.

Following the Mandatory Conversion Time, except as otherwise required by Alaska law, the Restated Articles, or the terms of any series of preferred stock, the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and each series of preferred stock that is designated as a voting security (which includes the GCI Liberty Preferred Stock) will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the shareholders.

Dividends and Share Distributions Following the Mandatory Conversion Time

Whenever a dividend, other than a dividend that constitutes a Share Distribution (as defined below), is paid to the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock then outstanding, GCI Liberty is required to also pay to the holders of shares of each other class of common stock of GCI Liberty then outstanding an equal dividend per share.

If at any time a Share Distribution is to be made with respect to GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock, such Share Distribution may be declared and paid only as follows:

•                  a Share Distribution (i) consisting of shares of GCI Liberty Class C Common Stock (or Class C convertible securities) may be declared and paid to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock, on an equal per share basis, or (ii) consisting of (A) shares of GCI Liberty Class A Common Stock (or Class A convertible securities) may be declared and paid to holders of shares of GCI Liberty Class A Common Stock, on an equal per share basis, (B) shares of GCI Liberty Class B Common Stock (or Class B convertible securities) may be declared and paid to holders of shares of GCI Liberty Class B Common Stock, on an equal per share basis, and (C) shares of GCI Liberty Class C Common Stock (or Class C convertible securities) may be declared and paid to holders of shares of GCI Liberty Class C Common Stock, on an equal per share basis; or

•                  a Share Distribution consisting of any class or series of securities of GCI Liberty or any other person, other than GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock or GCI Liberty Class C Common Stock (or applicable convertible securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of shares of each such class of GCI Liberty Common Stock or (iii) a separate class or series of securities to the holders of shares of one or more classes of GCI Liberty Common Stock and, on an equal per share basis, a different class or series of securities to the holders of shares of all other classes of GCI Liberty Common Stock, subject to certain limitations retaining the relative voting power of the GCI Liberty Class B Common Stock as set forth in the Restated Articles.

For purposes of the Restated Articles, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of GCI Liberty) payable in shares of any class or series of capital stock, convertible securities or other securities of GCI Liberty or any other person.

Cumulative Voting

The Restated Articles do not permit for cumulative voting for the GCI Liberty Common Stock. The Restated Articles authorize the GCI Liberty Board to issue preferred stock with such voting rights as the GCI Liberty Board may specify, and under the ACC, such preferred stock will have cumulative voting rights unless the GCI Liberty Board specifies otherwise.

Conversion at Option of Holder

Each share of GCI Liberty Class B Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A Common Stock.

Shares of GCI Liberty Class A Common Stock, GCI Liberty Class C Common Stock, and GCI Liberty Preferred Stock are not convertible at the option of the holder.

Amendments to the Articles of Incorporation

The ACC provides that amendments to a corporation’s articles of incorporation must be approved by a majority of the outstanding shares. A class has a separate vote on any amendment to a corporation’s articles of incorporation if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) exchange, reclassify, or cancel all or part of the shares of such class; (iii) exchange or create a right of exchange of all or part of the shares of another class into the shares of the class; (iv) change the designations, preferences, limitations, or relative rights of the shares of the class; (v) change the shares of the class into the same or a different number of shares of the same class or another class; (vi) create a new class of shares having rights and preferences prior and superior to the shares of the class, or increase the rights and preferences or the number of authorized shares of a class having rights and preferences prior or superior to the shares of the class; (vii) divide the shares of a preferred or special class into series and fix and determine the designation of the series and the variations in the relative rights and preferences between the shares of the series or authorizes the board to do so; (viii) limit or deny the existing preemptive rights of the shares of the class; or (ix) cancel or otherwise affect dividends on the shares of the class that are accrued but not declared.

Following the Mandatory Conversion Time, with limited exception, the Restated Articles require the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, in order for GCI Liberty to amend, alter, or repeal any provision of the Restated Articles (in addition to the statutorily required shareholder approval), unless at least 75% of the members of the GCI Liberty Board then in office have approved such action.

With certain limited exceptions, the holders of GCI Liberty Preferred Stock are entitled to consent rights over certain amendments to the Restated Articles that would have an adverse effect on the powers, preferences or rights of the GCI Liberty Preferred Stock.

Bylaw Amendments

Prior to the Mandatory Conversion Time, the Bylaws may only be amended by the affirmative vote of a majority of the members of the GCI Liberty Board then in office.

Following the Mandatory Conversion Time, the shareholders and the GCI Liberty Board are each authorized to amend the Bylaws. In the case of the GCI Liberty Board, following the Mandatory Conversion Time, the affirmative vote of not less than 75% of the members of the GCI Liberty Board then in office is required to amend the Bylaws. In the case of the shareholders, following the Mandatory Conversion Time, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, is required to amend the Bylaws.

Vote on Mergers, Consolidations or Sales of All or Substantially All Assets

In a merger, consolidation or exchange of a corporation, the ACC requires that two-thirds of the outstanding shareholders approve the proposed plan approved by the board of directors regardless of whether the shares have voting rights. If a class is entitled to vote on a plan as a class, the plan is approved if it receives an affirmative vote of at least two-thirds of the outstanding shares of each class entitled to vote as a class on the plan and the affirmative vote of at least two-thirds of the total shares entitled to vote on the plan.

A class of shares of a corporation is entitled to vote as a class if a plan contains a provision that, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle the class of shares to vote as a class and, in the case of an exchange, if the class is included in the exchange.

In a sale of all or substantially all of the assets of a corporation, the ACC requires that a transaction be approved by at least two-thirds of the outstanding shares of the corporation, unless a class of shares is entitled to vote as a class, in which event the transaction shall be approved upon receiving the affirmative vote of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

Following the Mandatory Conversion Time, with limited exception, the Restated Articles require the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, in order for GCI Liberty (i) to merge or consolidate with or into any other corporation or (ii) to sell, lease or exchange all, or substantially all, of the property or assets of GCI Liberty (in each case, in addition to the statutorily required shareholder approval), unless, in the case of sales, leases, or exchanges in the regular course of business, at least 75% of the members of the GCI Liberty Board then in office have approved such sale, lease, or exchange.

Supermajority Voting Provisions

Following the Mandatory Conversion Time, with limited exception, in addition to any other required approval under the ACC or the Restated Articles, approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote is required in order for GCI Liberty to take any action to authorize (i) the amendment, alteration, or repeal of any provision of the Restated Articles, (ii) the adoption, amendment, or repeal of any provision of the Bylaws by the shareholders, (iii) the merger or consolidation of GCI Liberty with or into any other corporation, and (iv) the sale, lease or exchange of all, or substantially all, of the property or assets of GCI Liberty. Provided, however, that, for clauses (i) and (iv) above, only approval of a majority of shareholders entitled to vote is required if at least 75% of the GCI Liberty Board then in office have approved such action.

Annual Meeting of Shareholders

The Bylaws provide that the annual meeting of shareholders will either be held on the last Monday of June each year at a time to be designated by the GCI Liberty Board, or at another time and date designated by the GCI Liberty Board and stated in the notice of the meeting.

Special Meetings of Shareholders

Prior to the Mandatory Conversion Time, subject to the rights of any preferred stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) at the request of the President or the Chairperson, (ii) at the request of a majority of the members of the GCI Liberty Board then in office, or (iii) upon the written request of the holders of at least 10% of the total voting power of the then outstanding voting securities entitled to vote thereon.

Following the Mandatory Conversion Time, subject to the rights of any preferred stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding voting securities entitled to vote thereon, or (ii) at the request of at least 75% of the member of the GCI Liberty Board then in office.

Blank Check Preferred Stock

The GCI Liberty Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

•                  the designation of the series;

•                  the number of authorized shares of the series, which number the GCI Liberty Board may subsequently increase or decrease, but not below the number of such shares of such series then outstanding;

•                  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative, and the relative preferences or rights of priority or participation with respect to such dividends;

•                  the rights of the series in the event of voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•                  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the GCI Liberty Board;

•                  the voting rights, if any, of the holders of the series, including whether such series will be a voting security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock;

•                  the terms and conditions, if any, for GCI Liberty to purchase or redeem the shares of the series; and

•                  any other relative rights, powers. preferences and limitations of the series.

Action by Written Consent

The Restated Articles prohibit shareholder action by written consent, except that the holders of shares of any series of preferred stock may take action by written consent to the extent provided by its terms.

Board of Directors

The Bylaws provide that the number of directors shall not be less than three nor more than twelve, and that the GCI Liberty Board shall fix the number of directors.

Prior to the Mandatory Conversion Time, the GCI Liberty Board will be classified; divided into three classes, with each class consisting, as nearly as possible, of one-third of the whole number of the GCI Liberty Board.

From the Mandatory Conversion Time until the election of directors at the first meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will not be classified.

Commencing with the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will again be classified; divided into three classes, with each class consisting, as nearly as possible, of a number of directors equal to one-third of the number of members of the GCI Liberty Board.

The Bylaws provide that each director shall be elected by a vote of a majority of the votes cast for the election of directors.

The ACC provides that any director or the entire GCI Liberty Board may be removed without cause by the majority of outstanding shares of a corporation entitled to vote, subject to certain restrictions and proper notice of the meeting at which such action is to be taken.

The Bylaws provide that any vacancy occurring in the GCI Liberty Board caused by death, resignation or removal, and any newly created directorship resulting from an increase in the number of directors on the GCI Liberty Board, may be filled by the directors then in office, although such directors are less than a quorum, or by a sole remaining director.

The Bylaws further provide that the shareholders may elect a director to fill any vacancy not filled by the GCI Liberty Board.

If, after filling a vacancy by the GCI Liberty Board, the elected directors constitute less than a majority of the directors, the GCI Liberty bylaws provide that a holder or holders of an aggregate of 10% or more of the shares outstanding at the time may call a special meeting of shareholders to elect the entire board.

Limitation on Liability and Indemnification

To the fullest extent permitted by the ACC, the GCI Liberty directors are not liable to GCI Liberty or any of its shareholders for monetary damages for breaches of fiduciary duties as a director.

In addition, GCI Liberty will indemnify, subject to the requirements of, and to the fullest extent permitted by, applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of GCI Liberty or is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.

Subject to the requirements of the ACC, GCI Liberty will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the GCI Liberty Board.

Subject to the requirements of the ACC, GCI Liberty will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Advance Notice Provisions

The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before a meeting of shareholders.

All nominations by shareholders or other business to be properly brought before a meeting of shareholders will be made pursuant to timely notice in proper written form to the Secretary. To be timely, a shareholder’s notice will be given to the Secretary at GCI Liberty’s principal executive offices as follows:

•                  with respect to an annual meeting of shareholders to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting of shareholders or not later than 70 days after the anniversary of the previous year’s annual meeting of shareholders, such notice must be given not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year’s annual meeting of shareholders;

•                  with respect to any other annual meeting of shareholders, such notice must be given not later than the close of business on the tenth day following the date of public disclosure of the date of such meeting; and

•                  with respect to a special meeting of shareholders for the purpose of electing one or more directors, such notice must be given not earlier than the close of business on the 120th day prior to such special meeting and not after the later of the close of business on the 90th day prior to such special meeting or the tenth day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the GCI Liberty Board to be elected at such meeting.

The public announcement of an adjournment or postponement of a meeting of shareholders does not commence a new time period (or extend any time period) for the giving of any such shareholder notice.

Notice of Shareholder Meetings

In accordance with the ACC, the Bylaws provide that written notice stating the place, day and hour of a shareholders meeting, and in the case of a special meeting, the purpose(s) of the meeting, must be delivered to shareholders of record not less than 20 or more than 60 days before the date of the meeting.

Alaska Takeover Bid Disclosure Act

Pursuant to the Alaska Takeover Bid Disclosure Act, Alaska regulates “takeover bids,” meaning an acquisition of or offer following which a shareholder would directly or indirectly be a beneficial owner of greater than 5% of any class of equity securities of a target corporation. Subject to certain exceptions, an offeror must make certain filings with the Alaska Department of Commerce, Community and Economic Development and deliver to the target corporation certain materials in connection with the takeover bid, including copies of all offering information, certain information about the offeror, the source of financing for the offer, the number of shares to be acquired, and whether the offeror intends to sell the assets of the corporation. The Alaska Department of Commerce, Community and Economic Development has the power to determine whether full and fair disclosure is being made and to enjoin a takeover bid if it is not made in compliance with the Alaska Takeover Bid Disclosure Act.

Interested Director Transactions

In accordance with the ACC, the Bylaws provide that a contract or other transaction between GCI Liberty and one or more of the directors of GCI Liberty, or between GCI Liberty and a corporation, firm, or association in which one or more of the directors of GCI Liberty has a material financial interest, is neither void nor voidable because the director or directors or other corporation, firm, or association is a party or because the director or directors is present at the meeting of the GCI Liberty Board that authorizes, approves, or ratifies the contract or transaction, if the material facts as to the transaction and as to the director’s interest are fully disclosed or known to the (1) shareholders and the contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote; or (2) the GCI Liberty Board, and the GCI Liberty Board authorizes, approves, or ratifies the contract or transaction in good faith by a sufficient vote without counting the vote of the interested director or directors, and the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved, or ratified.

Item 2. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A:

Exhibit No.	Description

3.1	Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Annex E to the Registration Statement).

3.2

Amended and Restated Bylaws of the Registrant, effective as of August 21, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 23, 2017 (File No. 000-15279)).

4.1	Specimen Certificate for shares of Class A-1 Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENERAL COMMUNICATION, INC.

Date: February 5, 2018	By:	/s/ Peter Pounds
	Name:	Peter Pounds
	Title:	Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Annex E to the Registration Statement).

3.2

Amended and Restated Bylaws of the Registrant, effective as of August 21, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 23, 2017 (File No. 000-15279)).

4.1	Specimen Certificate for shares of Class A-1 Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement).